SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.            )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NAVIGANT INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NAVIGANT INTERNATIONAL, INC.

84 INVERNESS CIRCLE EAST

ENGLEWOOD, CO 80112-5314

April 8, 2003

DEAR STOCKHOLDER:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the “Meeting”) of Navigant International, Inc. to be held on Wednesday, May 14, 2003, at 9:00 a.m., Mountain Standard Time, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado 80112.

At the Annual Meeting, the stockholders will be asked:

1.	To elect two Class II directors to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2.	To ratify the appointment of our independent accounting firm.

On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement which will describe the matters to be presented at the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the election of the nominated Directors and FOR ratification of appointment of the independent accountants.

Your vote is important. Whether or not you plan to attend the Meeting, please vote as soon as possible so that your vote will be recorded. If you attend the Meeting, you may withdraw your proxy and vote your shares in person.

Sincerely,

Edward S. Adams

Chairman of the Board, Chief Executive Officer and President

NAVIGANT INTERNATIONAL, INC.

84 INVERNESS CIRCLE EAST

ENGLEWOOD, CO 80112-5314

NOTICE OF 2003 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD MAY 14, 2003

TO OUR STOCKHOLDERS:

The 2003 Annual Meeting of Stockholders (the “Meeting”) of Navigant International, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 14, 2003, at 9:00 a.m., Mountain Standard Time, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado 80112, for the following purposes:

(1)	to elect two Class II directors to serve for a term of three years or until their successors are duly elected and qualified;

(2)	to consider and vote upon a proposal to approve and ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003; and

(3)	to consider such other matters as may properly come before the Meeting, and at any and all adjournments thereof.

Only stockholders of record at the close of business on March 17, 2003 are entitled to notice of and to vote at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene A. Over, Jr.

Sr. Vice President/Administration, General

Counsel and Secretary

Denver, Colorado

April 8, 2003

A PROXY CARD IS ENCLOSED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

NAVIGANT INTERNATIONAL, INC.

84 INVERNESS CIRCLE EAST

ENGLEWOOD, CO 80112-5314

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held May 14, 2003

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Navigant International, Inc., a Delaware corporation (“Navigant” or the “Company”), for use at the Company’s 2003 Annual Meeting of Stockholders (the “Meeting”) to be held at 9:00 a.m., Mountain Standard Time, on Wednesday, May 14, 2003, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado 80112, and at any and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the stockholders of the Company on or about April 14, 2003.

The Company’s Annual Report on Form 10-K (the “Annual Report”), which includes audited financial statements for the fiscal year ended December 29, 2002, is being mailed to stockholders of the Company simultaneously with this Proxy Statement.

INFORMATION CONCERNING SOLICITATION AND VOTING

All voting rights are vested exclusively in the holders of the Company’s Common Stock, $.001 par value per share (the “Common Stock”). Each share of the Common Stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the Meeting, when present in person or by proxy, constitute a quorum. On March 17, 2003, the record date for stockholders entitled to vote at the Meeting, 14,054,944 shares of Common Stock were outstanding.

Proxies in the enclosed form will be effective if properly executed prior to the Meeting. The Common Stock represented by each effective proxy will be voted at the Meeting in accordance with the instructions on the proxy. If no instructions are indicated on a proxy, all Common Stock represented by such proxy will be voted FOR election of the nominees named in the proxy as the Class II directors, FOR the approval and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2003 fiscal year, and, as to any other matters of business which properly come before the Meeting, by the named proxies at their discretion.

Any stockholder submitting their proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company, by voting in person at the Meeting or by filing at the Meeting a later executed proxy.

When a quorum is present, in the election of a director, the nominee having the highest number of votes cast in favor of his or her election will be elected to the Company’s Board of Directors. With respect to any other matter which may properly come before the Meeting, unless a greater number of votes is required by law or by the Company’s Certificate of Incorporation, a matter will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.

Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which the broker or nominee indicates on a proxy that it does not have discretionary authority to vote) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because abstentions will be counted for purposes of determining the shares present or represented at the Meeting and entitled to vote, abstentions will have the same effect as a vote “against” the approval and ratification ofPricewaterhouseCoopers LLP as the Company’s independent accountants. Abstentions on the election of the Class II directors will not have any effect on the election of the Class II directors. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter, and, assuming the presence of a quorum, will not affect whether any proposal is approved at the Meeting.

The Company will pay the cost of soliciting proxies in the accompanying form. The Company has retained the services of American Stock Transfer & Trust Company to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders, and to distribute proxies to the registered shareholders of the Company and to collect proxies. The estimated cost of such services is the out-of-pocket expenses. Although there are no formal agreements to do so, proxies may also be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

PROPOSAL ONE: ELECTION OF CLASS II DIRECTORS

General

The Company’s Certificate of Incorporation provides for the classification of the Company’s Board of Directors. The Board of Directors, which currently is composed of six members, is divided into three classes. One class stands for re-election at each annual meeting of shareholders. The Board of Directors currently is classified into two Class I directors (Lawrence A. Hough and David W. Wiederecht), two Class II directors (Ned A. Minor and D. Craig Young) and two Class III directors (Edward S. Adams and Vassilios Sirpolaidis), whose terms will expire upon the election and qualification of directors at the annual meetings of stockholders held in 2005, 2003 and 2004, respectively. At each annual meeting of stockholders, directors will be elected by the stockholders of the Company for a full term of three years to succeed those directors whose terms are expiring. The powers and responsibilities of each class of directors are identical. All directors shall serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Proxies cannot be voted for a greater number of persons than the number of nominees named therein. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominee for director named below. If, at the time of the Meeting, the nominee shall have become unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for such substitute nominee, if any, as they determine in their discretion. If elected, the nominees will hold office until the year 2006 annual meeting of stockholders or until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Class II Director Nominees

Ned A. Minor and D. Craig Young have chosen to run for re-election as Class II directors. The Board of Directors unanimously recommends that the shareholders vote FOR their election as the Class II directors of the Company.

Name	Age	Position	Director Since
Ned A. Minor	57	Director	1998
D. Craig Young	49	Director	1998

Continuing Directors

The persons named below will continue to serve as directors of the Company until the annual meeting of stockholders in the year indicated below and until their successors are elected and take office. Stockholders are not voting on the election of the Class I and Class III directors. The following table shows the names, ages and positions of each continuing director.

Class I—Term Expires in 2005

Name	Age	Position	Director Since
Lawrence A. Hough	58	Director	2001
David W. Wiederecht	47	Director	2001

Class III—Term Expires in 2004

Name	Age	Position	Director Since
Edward S. Adams	52	Chairman of the Board, Chief Executive Officer, President and Director	1998
Vassilios Sirpolaidis	55	Director	1998

PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants of the Company for the 2003 fiscal year, subject to the approval and ratification of stockholders. The Board of Directors unanimously recommends that stockholders vote to approve and ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003. PricewaterhouseCoopers LLP has served as the independent accountants of the Company since the Company’s formation in February 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present or represented at the Meeting and entitled to vote is needed to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2003. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of the Company’s Common Stock beneficially owned as of March 3, 2003, by (1) all persons known by the Company to own beneficially more than 5% of the Company’s Common Stock, (2) each director, the Company’s Chief Executive Officer and the four other highest paid executive officers of the Company (the “Named Executive Officers”), and (3) all directors and executive officers of the Company as a group. All persons listed below have sole voting and investment power with respect to their shares of Common Stock unless otherwise indicated.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (1)(2)
Edward S. Adams (3)	1,175,088	7.8%
Robert C. Griffith (4)	191,808	1.3%
Salvatore A. DeFranco (5)	53,437	*
Gary Pearce (6)	6,250	*
Fred L. Coward III (7)	17,515	*
Vassilios Sirpolaidis (8)	160,070	1.1%
Ned A. Minor (8)	12,000	*
D. Craig Young (8)	14,100	*
Lawrence A. Hough (9)	293,940	2.1%
David W. Wiederecht (10)	617,283	4.4%
All current executive officers and directors as a group (20 persons)(11)	2,747,621	17.7%
5% Stockholders
PAR Capital Management, Inc., One Financial Center, Suite 1600, Boston, MA 02111	1,200,000	8.5%
Wasatch Advisors, Inc., 150 Social Hall Avenue, Salt Lake City, UT 84111	960,249	6.8%
Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	818,308	5.8%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible debentures exercisable or convertible as of March 3, 2003 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(2)	Percentage of ownership is based on 14,054,944 shares of Common Stock issued and outstanding at March 3, 2003, plus, as to the holder thereof only and no other person, the number of shares of Common Stock subject to options, warrants and convertible debentures exercisable or convertible as of March 3, 2003 by that person. The shares subject to such options, warrants and convertible debentures held by a person or entity are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(3)	Includes 12,353 shares held by Marcono, LLC; Mr. Adams disclaims beneficial ownership of these shares except for his pecuniary interest therein and 976,532 shares of Common Stock which may be acquired upon exercise of options which are exercisable as of March 3, 2003. Excludes 20,000 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

(4)	Includes 182,204 shares of Common Stock which may be acquired upon exercise of options which are exercisable as of March 3, 2003. Excludes 20,000 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

(5)	Includes 12,500 shares of Common Stock which may be acquired upon exercise of options which are exercisable as of March 3, 2003. Excludes 10,000 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

(6)	Excludes 6,250 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003. Excludes 18,750 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

(7)	Excludes 16,667 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003. Excludes 18,333 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

(8)	Includes 10,000 shares of Common Stock which may be acquired upon exercise of options which are exercisable as of March 3, 2003.

(9)	Includes 41,461 shares held by Stuart Mill, LLC of which Mr. Hough is a managing member and 15,134 shares held by Hough Investment L.P. of which Mr. Hough is a general partner and 6,250 shares of Common Stock which may be acquired upon exercise of options which are exercisable as of March 3, 2003. Excludes 28,750 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

(10)	Shares are held by General Electric Pension Trust. The investment manger of General Electric Pension Trust is GE Asset Management, of which Mr. Wiederecht is an officer. Mr. Wiederecht disclaims beneficial ownership of these shares and has no pecuniary interest in these shares.

(11)	Includes 1,427,988 shares of Common Stock which may be acquired upon exercise of options which are exercisable as of March 3, 2003. Excludes 282,083 shares of Common Stock which may be acquired upon exercise of options which are not exercisable as of March 3, 2003.

There has been no change in control of the Company since the beginning of its last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of March 3, 2003 concerning each of the current directors and executive officers of the Company. All directors serve until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Officers are appointed by and serve at the discretion of the Company’s Board of Directors.

Name	Age	Position
Edward S. Adams	52	Chairman of the Board, Chief Executive Officer, President and Director (2)
Robert C. Griffith	53	Chief Operating Officer, Chief Financial Officer and Treasurer
Neville D. E. Teagarden	39	Chief Information Officer
John S. Coffman	41	Senior Vice President/Finance and Corporate Controller
Eugene A. Over, Jr.	44	Senior Vice President/Administration, General Counsel and Secretary
Regina Q. Keating	60	Vice President, Operations and President, Navigant International/Rocky Mountain
Paul Shamon	39	Vice President, Marketing and Corporate Communications
David F. Buskirk	53	President, Navigant International/Southwest
Fred L. Coward, III	64	President, Navigant International/Southeast
Jonathan P. Danforth	46	President, Navigant Performance Group
Salvatore A. DeFranco	45	President, Navigant International/Northeast
Lyell H. Farquharson	45	President, Navigant International/Canada
Kelly L. Kuhn	37	President, Navigant International/North Central
Gary Pearce	45	President, Navigant International/South Central
M. Keith Taylor	41	President, Navigant International/Northwest
Lawrence A. Hough	58	President and Chief Executive Officer, SatoTravel, and Director (3)
Ned A. Minor	57	Director (1)
Vassilios Sirpolaidis	55	Director (2)
David W. Wiederecht	47	Director (3)
D. Craig Young	49	Director (1)

(1)	Term expires in 2003.
(2)	Term expires in 2004.
(3)	Term expires in 2005.

Business Biographies

Edward S. Adams has served as Chairman of the Board, Chief Executive Officer and Director of the Company since February 1998. In January 2003, he also began serving as President of the Company. He was previously President of the Company from February 1998 to May 1999. He has served as Chairman and Chief Executive Officer of Professional Travel Corporation (“PTC”), a subsidiary of the Company, since 1983, served as President of PTC from 1983 through April 1998, and as President of U.S. Office Products’ Corporate Travel Services Division from January 1997 through June 9, 1998.

Robert C. Griffith has served as Chief Financial Officer and Treasurer of the Company since February 1998. He also began serving as Chief Operating Officer of the Company in January 2003. He has served as Chief Financial Officer of PTC since January 1997, and served as Chief Financial Officer of U.S. Office Products’ Corporate Travel Services Division from January 1997 through June 9, 1998. Mr. Griffith served as Vice

President of Finance and Administration of PTC from June 1993 through January 1997. Previously, Mr. Griffith was employed by Deloitte & Touche. Mr. Griffith is licensed as a certified public accountant in the state of Colorado.

Neville D. E. Teagarden has served as Chief Information Officer of the Company since November 1999. Prior to that, Mr. Teagarden served as Vice President of Information Systems for the Company from January 1999. Mr. Teagarden served as Manager and subsequently Director of Technology Architecture at Janus Capital Corporation from May 1996 through January 1999. From 1989 through 1996, Mr. Teagarden worked for Advantage kbs, Inc, an information systems consulting firm. Mr. Teagarden has also performed research at the Massachusetts Institute of Technology (“MIT”) Artificial Intelligence Laboratory. He received his degree in Computer Science and Engineering from MIT.

John S. Coffman has served as Senior Vice President/Finance and Corporate Controller of the Company since July 2001. From June 1998 through July 2001 he served in this same capacity as Vice President. Prior to that, Mr. Coffman was a senior manager in the business advisory group of Price Waterhouse LLP. Mr. Coffman began with Price Waterhouse in September 1984. Mr. Coffman is licensed as a certified public accountant in the state of Colorado.

Eugene A. Over, Jr. has served as Senior Vice President/Administration, General Counsel and Secretary of the Company since July 2001. From February 1998 though July 2001 he served in this same capacity as Vice President. He served as Legal Affairs and Administrative Officer of U.S. Office Products’ Corporate Travel Service Division from December 1997 through June 9, 1998. Mr. Over was an attorney at Clanahan Tanner Downing & Knowlton, P.C. from December 1994 through November 1997.

Regina Q. Keating has served as Vice President of Operations of the Company since October 1999, and the President of Navigant International/Rocky Mountain since June 1999. Ms. Keating has also served as President of PTC since March 1998, and served as Chief Operating Officer of PTC from 1996 to 1999. She has worked for PTC since 1983. Ms. Keating was named one of the 200 Most Powerful Women in Travel by Travel Agent Magazine in 1997, and has over 23 years experience in the travel industry. Ms. Keating has a Bachelor of Arts degree in English from the College of Charleston in Charleston, SC.

Paul Shamon has served as Vice President of Marketing and Corporate Communications for the Company since November 1999. Mr. Shamon served as President and Founder of the Denali Group, Inc. from July 1990 to October 1999. From February 1997 to August 1998, Mr. Shamon also served as Vice President of Marketing for the John Costanza Institute of Technology, Inc. From November 1998 to August 1999, Mr. Shamon served as Vice President of Corporate Communications for Multum Information Services, Inc. Mr. Shamon is also President and Founder of the Colorado Children’s Automobile Safety Association, Inc.

David F. Buskirk has served as the President of Navigant International/Southwest for the Company since June 1999, and as President of Associated from May 1999. Mr. Buskirk joined Associated in 1987 as Regional Vice President of Associated’s San Diego Region, and was promoted to Vice President of Sales and Marketing in 1989. He served in that capacity until his promotion to Executive Vice President and Chief Operating Officer in May 1998. Mr. Buskirk has over 29 years experience in the travel industry and has served in several sales and marketing positions throughout his travel industry tenure.

Fred L. Coward III has served as the President of Navigant International/Southeast for the Company since October 1999 and as President of First Travelcorp, Inc., (“First Travelcorp”) (a subsidiary of the Company since September 1999) from September 1999. Before that, Mr. Coward was Executive Vice President of First Travelcorp from 1991.

Jonathan P. Danforth has served as President of Navigant Performance Group (“NPG”) (formerly known as Cornerstone Enterprises, Inc.) for the Company since it became a subsidiary of the Company in September 1999.

He became the President of Cornerstone Enterprises, Inc. when he founded it in 1983. Mr. Danforth was educated at Yale, studied in Switzerland and acquired his sales and marketing training from a Fortune 500 company.

Salvatore A. DeFranco has served as the President of Navigant International/Northeast for the Company since June 1999, and as President of McGregor Travel Management, Inc. (“McGregor”) (a subsidiary of the Company since October 1997) since 1998. Mr. DeFranco joined McGregor in 1989 as Vice President of Sales, and became a co-owner and President of McGregor in 1992. In 1997, Mr. DeFranco was awarded Ernst & Young’s “Entrepreneur of the Year” Award in the category of products and services.

Lyell H. Farquharson has served as President of Navigant International/Canada for the Company since October 2001. From 2000 to 2001, he served as the Chief Operating Officer of Minacs Worldwide, a $100 million public company in the contact center business. Before that he spent seven years with the Rider Group, a corporate travel management company, where he served as Vice President of Finance from 1992 to 1994, Chief Financial Officer and Executive Vice President of Operations from 1994 to 1996 and President and Chief Operating Officer from 1996 to 1999. Mr. Farquharson has a Bachelor of Business Management from Ryerson University in Toronto and is a Chartered Accountant.

Kelly L. Kuhn has served as President of Navigant International/North Central for the Company since February 2000. Ms. Kuhn has also served as the President and Chief Operations Officer of Arrington Travel Center, Inc. (“Arrington Travel”) (a subsidiary of the Company since July 1998). Ms. Kuhn joined Arrington Travel in 1989 where she has held the key positions of Manager of Client and Industry Relations, Vice President of Operations, Senior Vice President, Executive Vice President and President and Chief Operating Officer. She received her Bachelor of Arts degree in Music from Northwestern University.

Gary Pearce has served as President of Navigant International/South Central for the Company since June 1999, and as President of Atlas Travel Services (a subsidiary of the Company since July 1998) from 1993. Mr. Pearce has more than 24 years experience in the travel industry with a focus in sales and operations.

M. Keith Taylor has served as President of Navigant International/Northwest for the Company since December 1999, and served as President of Mutual Travel, Inc. (“Mutual Travel”) (a subsidiary of the Company since April 1997) from June 1999. Prior to that, Mr. Taylor was Chief Operating Officer and Executive Vice President of Mutual Travel from January 1999. Mr. Taylor served as Executive Vice President of Atlas Travel Service Ltd. (“Atlas”) (a subsidiary of the Company since September 1997) from 1985 to 1989, before being promoted to President of Atlas in 1989. Mr. Taylor has a business administration degree from British Columbia Institute of Technology.

Lawrence A. Hough has served as a director of the Company and President of SatoTravel (a subsidiary of the Company since June 2001) for the Company since June 2001. As part of the acquisition of SatoTravel, the stockholders of SatoTravel, General Electric Pension Trust, Stuart Mill, LLC, Ambassadors International, Inc. and Hough Investment Limited Partnership, had the right to designate two Class I directors for the balance of such directors’ terms. Mr. Hough was one of the designated directors and his term was renewed in 2002 for another two-year period. Mr. Hough has served as President and Chief Executive Officer of SatoTravel since January 1999. Before that, Mr. Hough spent 25 years with Sallie Mae, where he rose through the ranks to become the second President and Chief Executive Officer of Sallie Mae. He has a Bachelor of Science degree in Engineering from Stanford University and a Masters degree in Management from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Hough currently serves as Chairman of the Community Foundation for the National Capital Region, a trustee of the Shakespeare Theatre, a director of Protocol World Wide Limited, a director of Synxsis, a trustee of the Levine School of Music and a director of Community Foundations of America.

Ned A. Minor has served as a director of the Company since June 9, 1998. Mr. Minor has served as Director, President and Vice-President of Minor & Brown, P.C., a private law firm, since 1977. Mr. Minor is a practicing attorney in the state of Colorado, specializing in the areas of general corporate law and mergers and acquisitions. He received his Juris Doctor from Syracuse University College of Law.

Vassilios Sirpolaidis has served as a director of the Company since June 9, 1998. Mr. Sirpolaidis has served as the Managing Partner of Vailco Group, LLC, a construction and development company, since August 2001. He served as the Rocky Mountain Regional President of U.S. Office Products from April 1999 through May 2001. He also served as President of Mile High Office Supply, Inc. (“Mile High”) from 1978 through May 2001. U.S. Office Products acquired Mile High in July 1996. Mr. Sirpolaidis also served as a District President of U.S. Office Products from August 1996 and as President of Arizona Office Products, a subsidiary of U.S. Office Products, from May 1997 until December 2000.

David W. Wiederecht has served as a director of the Company since June 2001. As part of the acquisition of SatoTravel, the stockholders of SatoTravel, General Electric Pension Trust, Stuart Mill, LLC, Ambassadors International, Inc. and Hough Investment Limited Partnership, had the right to designate two Class I directors for the balance of such directors’ terms. Mr. Wiederecht was one of the designated directors and his term was renewed in 2002 for another two-year period. Mr. Wiederecht has served as Vice President of Alternative Investments for GE Asset Management, Incorporated since 1988. Prior to joining GE Asset Management in 1988, Mr. Wiederecht held several positions throughout General Electric Company. He holds a Bachelor of Arts in Economics from St. Lawrence University. Mr. Wiederecht currently serves as a director for Edmunds.com, Elephant & Castle, Freeplay Group, Nextec, Inc., StartStruck/Proteam and The Rittenhouse Hotel and Condominium.

D. Craig Young has served as a director of the Company since June 9, 1998. From June 2000 to October 2002, Mr. Young served as Vice Chairman and Director of AT&T Canada. From June 1999 to June 2000, Mr. Young served as President, Vice Chairman and Director of AT&T Canada. Prior to assuming these roles, which occurred with the merger of MetroNet Communications and AT&T Canada, Mr. Young was President and Chief Executive Officer of MetroNet Communications, Canada’s largest facilities-based competitive local exchange carrier, holding these positions from March 1998 to June 1999. From 1995 through 1998, Mr. Young served as the President and Chief Operating Officer of Brooks Fiber Properties, Inc. Mr. Young served from 1993 to 1995 as Vice President of Custom Business for Ameritech Corp., a telecommunications company based in Chicago, Illinois.

Certain Transactions

On May 24, 1999, Navigant International/Northeast, Inc. fka McGregor Travel Management, Inc., (“Navigant/Northeast”), a subsidiary of the Company, leased certain real estate from DeFranco & Knight, LLC. Mr. DeFranco is a 50% owner of DeFranco & Knight, LLC. The lease is for a term of five years and provides for annual rental payments starting at $180,000 and increasing by $5,000 per year during the term of the lease. During the fiscal year ended December 29, 2002, Navigant/Northeast paid approximately $352,000 to DeFranco and Knight, LLC under the lease.

Mr. DeFranco is also a partner in an emergency travel service provider that contracts with Navigant/Northeast to provide emergency travel service to clients of Navigant/Northeast at a rate of $13.00 per emergency call. During the fiscal year ended December 29, 2002, Navigant/Northeast paid approximately $262,000 to such emergency travel service provider.

On September 1, 1999, Navigant Performance Group, a subsidiary of the Company, leased certain real estate from Meeting House Realty Trust. Mr. Danforth holds a 50% proportionate interest in Meeting House Realty Trust. The lease is for a term of five years and provides for annual rent payments starting at $116,830 and increasing annually based on Price Index measures. During the fiscal year ended December 29, 2002, Navigant Performance Group paid approximately $148,000 to Meeting House Realty Trust under the lease.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company.

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto furnished to the Company, the following are persons who, at any time during the fiscal year, were a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act, or any other person subject to Section 16 of the Exchange Act, that failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent and prior fiscal years:

Name	Number of Late Reports	Transactions
Edward S. Adams	1	0
David Buskirk	1	0
John S. Coffman	1	0
Fred L. Coward	1	0
Salvatore A. DeFranco	1	0
Jonathan P. Danforth	1	0
Lyell H. Farquharson	1	0
Robert C. Griffith	2	0
Regina Q. Keating	1	0
Kelly L. Kuhn	1	0
C. Thomas Nulty	2	0
Eugene A. Over, Jr.	1	0
Michael Premo	1	0
Paul Shamon	1	0
M. Keith Taylor	1	0
Neville D. Teagarden	1	0

There are no known failures to file a required Form 3, 4 or 5 during the most recent fiscal year.

As of March 14, 2003, based solely upon a review of Form 3, 4 and 5, and amendments thereto furnished to the Company, all directors and officers have filed all forms required in the current fiscal year.

Directors’ Meetings and Committees

The entire Board of Directors met six (6) times during the year ended December 29, 2002. Each incumbent director except Ned A. Minor, Vassilios Sirpolaidis and D. Craig Young attended at least 90% of the board meetings. The Company’s Board of Directors has appointed an Audit Committee and a Compensation Committee.

Audit Committee

The Audit Committee adopted a written charter which designates its primary responsibilities as the recommendation of an independent public accountant to audit the annual financial statements of the Company, the review of internal and external audit functions, the review of internal accounting controls, the review of annual financial statements, and a review, at its discretion, of compliance with corporate policies and codes of conduct. The Audit Committee is comprised of outside directors. The current members of the Audit Committee are Messrs. Sirpolaidis, Wiederecht and Young. The Company believes that the Audit Committee members are “independent directors” as defined in the rules of the Nasdaq Stock Market. The Audit Committee met five (5) times during the fiscal year ended December 29, 2002.

REPORT OF THE AUDIT COMMITTEE

In conjunction with the December 29, 2002 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed the selection, application and disclosures of the Company’s critical accounting policies; (3) discussed with the independent accountants the matters required by Statement of Auditing Standards No. 61; and (4) reviewed and discussed with the independent accountants the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the independent accountant’s independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for their audit. The Audit Committee meets with the independent accountants to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP for the fiscal year ended December 29, 2002:

Audit Fees	$240,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees	674,000

$914,000

All other fees are primarily comprised of fees for services related to tax consulting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers, LLC as the Company’s independent accountants.

AUDIT COMMITTEE

Vassilios Sirpolaidis

David W. Wiederecht

D. Craig Young

Compensation Committee

The Compensation Committee determines officers’ salaries and bonuses and administers the grant of stock options and other awards pursuant to the Plan. The Compensation Committee is comprised of outside directors. The current members of the Compensation Committee are Messrs. Minor, Sirpolaidis and Young. The Compensation Committee met four (4) times during the fiscal year ended December 29, 2002.

DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

Non-management directors are compensated with $10,000 of airline tickets and other travel accommodations for their services as directors. In addition, such directors are paid $2,500 in cash for each committee of the Board of Directors on which they serve and may be granted stock options under the Plan. Non-management directors will also be reimbursed for all out-of-pocket expenses related to their service as directors.

Because Mr. Wiederecht serves on the Board as the representative of General Electric Pension Trust, he cannot personally accept compensation for his service. Cash compensation for his service has been redirected to his employer, GE Asset Management, Incorporated, and then to General Electric Pension Trust.

Executive Compensation

Summary Compensation

The following table sets forth information with respect to the compensation paid for services rendered to the Company and its subsidiaries during the fiscal years ended December 29, 2002, December 30, 2001 and December 31, 2000 to Named Executive Officers:

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus		All Other Compensation(1)
Edward S. Adams Chairman of the Board, Chief Executive Officer and Director	2002 2001 2000	$333,846 338,692 300,000	$	— 75,000 —	$12,000 12,000 10,006
C. Thomas Nulty President and Chief Operating Officer	2002 2001 2000	293,992 276,760 260,000		— 35,000 —	— — —
Robert C. Griffith Chief Financial Officer and Treasurer	2002 2001 2000	236,077 236,042 225,000		— 35,000 —	8,400 8,400 6,587
Salvatore A. DeFranco President, Navigant International/Northeast	2002 2001 2000	238,462 243,603 250,000		— — —	— — —
Gary Pearce President, Navigant International/South Central	2002 2001 2000	214,616 217,731 225,000		— — —	6,000 6,000 6,000

(1)	Represents automobile expenses paid by the Company.

Stock Option Grants

The following table sets forth certain information regarding options to acquire Common Stock granted to the Named Executive Officers during the fiscal year ended December 29, 2002:

				Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	Percent (%) of Total Options Granted to All Employees During 2002	Exercise Price	Expiration Date	5%	10%
Edward S. Adams	20,000	5.5%	$15.70	4/26/2012	$197,473	$500,435
C. Thomas Nulty	20,000	5.5%	$15.70	4/26/2012	$197,473	$500,435
Robert C. Griffith	20,000	5.5%	$15.70	4/26/2012	$197,473	$500,435
Salvatore A. DeFranco	10,000	2.7%	$15.70	4/26/2012	$98,736	$250,218

(1)	The potential realizable value is based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of the future Common Stock price.

Option Exercises and Holdings

The following table sets forth certain information regarding option exercises and unexercised options held by the Named Executive Officers at December 29, 2002:

Aggregated Option Exercises in Fiscal Year Ended December 29, 2002

and Fiscal Year-End 2002 Option Values

			Number of Unexercised Options Held at December 29, 2002		Value of Unexercised In-the-Money Options at December 29, 2002 (1)
Name	Shares Acquired on Exercise (#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Edward S. Adams	—	—	976,532	—	$1,195,504	—
C. Thomas Nulty	43,900	$429,083	81,100	25,000	$278,511	$107,805
Robert C. Griffith	90,000	$675,630	182,204	—	$80,732	—
Salvatore A. DeFranco	12,500	$97,781	12,500	—	$37,500	—
Gary Pearce	—	—	6,250	18,750	$31,250	$93,750

(1)	The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company’s Common Stock at December 29, 2002 over the per share exercise price multiplied by the number of unexercised options.

1998 Stock Incentive Plan

The Company has adopted the 1998 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing employees with incentives to improve stockholder value and contribute to the growth and financial success of the Company. The Plan also allows the Company to attract, retain and reward highly motivated and qualified employees. The maximum percentage of shares of Common Stock that may be issued with respect to awards granted under the Plan is 30% of the outstanding Common Stock. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed 1,100,000 shares. The Compensation Committee of the Board of Directors administers the Plan. All employees of the Company and its subsidiaries, as well as non-employee directors of the Company, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock and other stock-based awards. The Compensation Committee will determine the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

Employment Contracts and Related Matters

On July 25, 2000, Mr. Adams and the Company entered into an Amended and Restated Employment Agreement. This Agreement sets Mr. Adams’ base annual compensation at $300,000. In addition, Mr. Adams is entitled to receive such perquisites and benefits as are customarily provided by the Company to its employees, and an annual bonus as determined by the Company’s Board of Directors. Mr. Adams also receives an automobile allowance in the sum of $1,000 per month, plus the reasonable costs of operating and maintaining such automobile. In addition, Mr. Adams may seek reimbursement for various expenses, including club dues, membership fees, financial planning or tax assistance, but such reimbursement cannot exceed $10,000 per year. The Agreement terminates upon Mr. Adams’ death, or disability, and the Company may terminate it for cause, or without cause. Either the Company or Mr. Adams may terminate the Agreement upon a change-of-control; except that Mr. Adams may only terminate his agreement if the change-in-control alters his title, responsibility, location, base pay or benefits to Mr. Adams’ detriment. Upon death or a termination for cause, the Company is not obligated to pay any further amounts to Mr. Adams. Upon termination without cause or due to disability, Mr. Adams is entitled to receive his base salary, bonuses and health and dental benefits for eighteen months from the date of termination. If the Agreement is terminated by either party due to a change-of-control, Mr. Adams is entitled to receive his base salary, bonuses and health and dental benefits for three years from the date of termination. The Agreement also prohibits Mr. Adams from engaging in certain activities deemed competitive with the Company or its affiliates during his employment with the Company and a period equal to the time during which Mr. Adams is receiving payments from the Company. In the case of a termination by the Company for cause, or by Mr. Adams for any reason, the non-competition period is fixed at three years.

On December 26, 2002, but effective January 1, 2003, Mr. Nulty entered into an agreement with the Company concerning Mr. Nulty’s retirement and resignation from the Company as President and Chief Operating Officer. The agreement provides that Mr. Nulty is entitled to receive annual compensation of $286,000 for a term of two years. In addition, Mr. Nulty is entitled to be reimbursed for certain costs related to health insurance benefits until June 30, 2006. The agreement also prohibits Mr. Nulty from engaging in certain activities deemed competitive with the Company until December 31, 2004.

On July 25, 2000, Mr. Griffith and the Company entered into an Amended and Restated Employment Agreement. This Agreement sets Mr. Griffith’s base annual compensation at $225,000. In addition, Mr. Griffith is entitled to receive such perquisites and benefits as are customarily provided by the Company to its employees, and an annual bonus pursuant to the Company’s incentive bonus plan or otherwise. Mr. Griffith also receives an automobile allowance in the sum of $700 per month, plus the reasonable costs of operating and maintaining such automobile. In addition, Mr. Griffith may seek reimbursement for various expenses, including club dues, membership fees, financial planning or tax assistance, but such reimbursement cannot exceed $5,000 per year. The Agreement terminates upon Mr. Griffith’s death, or disability, and the Company may terminate it for cause, or without cause. Either the Company or Mr. Griffith may terminate the Agreement upon a change-of-control; except that Mr. Griffith may only terminate his agreement if the change in control alters his title, responsibility, location, base pay or benefits to Mr. Griffith’s detriment. Upon death or a termination for cause, the Company is not obligated to pay any further amounts to Mr. Griffith. Upon termination without cause or due to disability, Mr. Griffith is entitled to receive his base salary, bonuses and health and dental benefits for one year from the date of termination. If the Agreement is terminated by either party due to a change-of-control, Mr. Griffith is entitled to receive his base salary, bonuses and health and dental benefits for two years from the date of termination. The Agreement also prohibits Mr. Griffith from engaging in certain activities deemed competitive with the Company or its affiliates during his employment with the Company and a period equal to the time during which Mr. Griffith is receiving payments from the Company. In the case of a termination by the Company for cause, or by Mr. Griffith for any reason, the non-competition period is fixed at two years.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is charged with determining the compensation of all executive officers. The current members of the Compensation Committee are Messrs. Sirpolaidis, Minor and Young. No member of the Compensation Committee has ever been an officer of the Company or any of its subsidiaries.

Compensation Committee Report on Executive Compensation

The following report is submitted by the Compensation Committee, pursuant to rules established by the Securities and Exchange Commission, and provides certain information regarding compensation of the Company’s executive officers.

Compensation Committee Report on Executive Compensation

The Compensation Committee establishes and reviews the compensation of the Company’s executive officers: Mr. Adams, Mr. Nulty, Mr. Griffith, Ms. Keating, Mr. Shamon, Mr. Teagarden, Mr. Coffman and Mr. Over. The Compensation Committee also approves grants of options under the Plan. The Compensation Committee’s goal is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Company, and which are comparable to the packages available to similarly placed executives within the corporate travel management industry and within companies of similar size as the Company.

Compensation Policy.    The basic components of executive compensation are base salary, expense allowances, bonuses and options. Base salary and expense allowances are set in light of prevailing salaries and allowances for similarly placed executives within the corporate travel management industry. Bonuses and the award of options reward the achievement of the Company’s short-term and long-term objectives.

Long Term Incentives.    The Compensation Committee believes that the grant of stock options is an appropriate method of compensating management for the long-term performance of the Company. The grant of stock options is intended to reward management for their efforts in contributing to the dramatic growth of the Company’s business and to motivate management to continue to contribute to such growth. Moreover, the Compensation Committee believes it was appropriate to grant options at the levels granted during the 2002, 2001 and 2000 fiscal years in order to attract and retain officers of the caliber of these individuals.

Additional Bonus.    The Compensation Committee believes that the award of bonuses is an appropriate way to compensate executives for a significant contribution to the Company’s objectives, or for the attainment of results beyond expectations. The Compensation Committee authorized bonuses for certain executive officers in 2001 based on the Company’s operational and financial results in 2000. The Compensation Committee did not authorize bonuses in 2002.

Chief Executive Officer Compensation for Fiscal Year 2002.    Mr. Adams’ compensation in the previous fiscal year consisted of base salary, expense allowances, and previously granted options to purchase the Company’s Common Stock.

Mr. Adams’ base salary was set in June of 1998, and was based primarily on prevailing salaries in the corporate travel management industry. The Compensation Committee also considered the increased duties and responsibilities Mr. Adams would have to undertake following the spin-off of the Company from U.S. Office Products in June of 1998 (the “Travel Distribution”). In the 2001 fiscal year, Mr. Adams’ annual base salary was increased to $350,000. The Compensation Committee believes this increase was warranted due to the growth of the Company since the Travel Distribution from $171 million in annual revenue for the fiscal year ended December 27, 1998 to $350 million in annual revenue for the previous fiscal year.

Mr. Adams’ expense allowance was also set in June of 1998, and was based on prevailing allowances in the corporate travel management industry.

Prior to the Travel Distribution, and as part of his employment agreement with U.S. Office Products, Mr. Adams was awarded options to purchase U.S. Office Products’ Common Stock. In connection with the Travel Distribution, on June 10, 1998, Mr. Adams was awarded 376,500 options to purchase the Company’s Common Stock. These options were awarded to compensate Mr. Adams for his efforts in the rapid growth of the Company and to motivate Mr. Adams to continue to contribute to that growth. No further options were granted in the previous fiscal year.

COMPENSATION COMMITTEE

Ned A. Minor

Vassilios Sirpolaidis

D. Craig Young

Performance Graph

The following graph compares the stock price performance of the Company’s Common Stock for the period beginning June 9, 1998, the date of the Company’s initial public offering, and ending December 29, 2002, with the cumulative total return for the same period of (i) the Russell 2000 and (ii) a selected peer group. These comparisons assume an investment of $100 at the beginning of the period and the reinvestment of dividends paid during the period, if applicable.

Note:    Management cautions that the stock price performance information shown in the graph below may not be indicative of current stock price levels or future stock price performance.

The peer group selected by the Company consists of companies active in certain sectors of the travel service industry, and which are publicly held. The Company believes that each company within the peer group is the largest publicly traded company in its respective sector. The Company believes that, within its industry class, the assembly of a peer group is difficult because the Company primarily competes with companies engaged in the corporate travel management sector of the travel service industry, but which are not publicly traded. The following companies comprise the peer group: Sabre Group Holdings, Inc., Ambassadors International, Inc. and Expedia, Inc.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before January 16, 2004.

2002 ANNUAL REPORT ON FORM 10-K

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 29, 2002 ACCOMPANIES THIS PROXY STATEMENT, AND WAS FILED ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) SHOULD ADDRESS A WRITTEN REQUEST TO NAVIGANT INTERNATIONAL, INC., ATTENTION: KATHLEEN HANLON, 84 INVERNESS CIRCLE EAST, ENGLEWOOD, CO 80112-5314. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

OTHER BUSINESS

As of the date of this Proxy Statement, management was not aware of any business not described above that would be presented for consideration at the Meeting. If any other business properly comes before the Meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

EUGENE A. OVER, JR.

Sr. Vice President/Administration, General

Counsel and Secretary

Denver, Colorado

April 8, 2003

PROXY	PROXY

PROXY

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders

To be held May 14, 2003

The undersigned hereby appoints Edward S. Adams and Eugene A. Over, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Navigant International, Inc., which the undersigned is entitled to vote, at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday, May 14, 2003, at 9:00 a.m., Mountain Standard Time, at Navigant’s corporate headquarters, 84 Inverness Circle East, Englewood, Colorado 80112, and at any and all adjournments thereof for the following purposes:

(1) Election of Class II directors:

                FOR the nominee listed below (except as marked to the contrary below)

                WITHHOLD AUTHORITY to vote for the nominee listed below

Ned A. Minor

                FOR the nominee listed below (except as marked to the contrary below)

                WITHHOLD AUTHORITY to vote for the nominee listed below

D. Craig Young

(2) Approval and Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2003 fiscal year:

FOR	AGAINST	ABSTAIN

(3) In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Meeting.

(back of card)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING “FOR” ELECTION OF THE NOMINEES FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS AND “FOR” APPROVAL AND RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. The undersigned hereby revokes any proxies given prior to the date reflected below.

Dated , 2003

SIGNATURE OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

TITLE (If signing as attorney, executor, administrator, trustee, guardian or corporate official)

Please complete, date and sign exactly as your name appears hereon. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate official, please add your title.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE TO AMERICAN STOCK TRANSFER AND TRUST COMPANY, AS AGENT FOR THE COMPANY. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.